As filed with the Securities and Exchange Commission on August 17, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

   FORM S-8
   REGISTRATION STATEMENT
   UNDER
   THE SECURITIES ACT OF 1933

CAI INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	93-3109229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, California 94105
(Address of principal executive offices, including zip code)

CAI INTERNATIONAL, INC. 2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Victor M. Garcia
President and Chief Executive Officer
CAI International, Inc.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, California 94105
(415) 788-0100
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209-4128
503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $0.0001 par value, under the CAI International, Inc. 20007 Equity Incentive Plan	300,000	$14.32	$4,296,000.00	$498.77
(1)
Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $14.32 based on the average of the high sales price ($14.60) and the low sales price ($14.03) for the Registrant’s Common Stock as reported by the New York Stock Exchange on August 16, 2011.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)           The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, filed on May 6, 2011, and for the quarter ended June 30, 2011, filed on August 2, 2011;

(c)           The Registrant's Current Reports on Form 8-K filed on May 2, 2011, May 5, 2011, May 12, 2011, June 8, 2011, and June 30, 2011; and

(d)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 28, 2007 under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case or proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends, stock purchases or redemptions; or (4) transactions from which a director derives an improper personal benefit. Our certificate of incorporation contains such a provision.

Our bylaws, which incorporate Section 145 of the DGCL, provides that we will indemnify each director and officer against all claims and expenses resulting from the fact that such person was a director, officer, agent or employee of the registrant. A claimant is eligible for indemnification if the claimant (1) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interests of the registrant; or (2) in the case of a criminal proceeding, had no reasonable cause to believe the claimant’s conduct was unlawful. This determination will be made by our disinterested directors, our stockholders or independent counsel in accordance with Section 145 of the DGCL.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of CAI International, Inc. or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.3	Consent of Perkins Coie llp (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
CAI International, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on May 2, 2011).

Item 9.	UNDERTAKINGS

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)              To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or  15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 17, 2011.

CAI INTERNATIONAL, INC.

/s/ Timothy B. Page
By:	Timothy B. Page
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Victor Garcia and Timothy B. Page, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 17, 2011.

Signature	Title

/s/ Hiromitsu Ogawa	Chairman
Hiromitsu Ogawa

/s/ Victor M. Garcia	President, Chief Executive Officer and Director (Principal Executive Officer)
Victor M. Garcia

/s/ Timothy B. Page	Chief Financial Officer (Principal Financial and Accounting Officer)
Timothy B. Page

/s/ Masaaki (John) Nishibori	Director
Masaaki (John) Nishibori

/s/ Marvin Dennis	Director
Marvin Dennis

/s/ William W. Liebeck	Director
William W. Liebeck

/s/ David G. Remington	Director
David G. Remington

/s/ Gary M. Sawka	Director
Gary M. Sawka

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.3	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1
CAI International, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on May 2, 2011).